AMENDMENT NO. 14 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of May 19, 2009, is entered into by and among Superior Commerce LLC, a Delaware limited liability company (“SPE”), SCP Distributors LLC, a Delaware limited liability company, as initial Servicer (together with SPE, the “Seller Parties” and each, a “Seller Party”), JS Siloed Trust (the “Trust”), and JPMorgan Chase Bank, N.A. f/k/a Bank One, NA (Main Office Chicago), individually (together with the Trust, the “Purchasers”) and as agent for the Purchasers (in such capacity, the “Agent”), and pertains to that certain RECEIVABLES PURCHASE AGREEMENT dated as of March 27, 2003 by and among the parties hereto other than the Trust (as has been amended prior to the date hereof, the “RPA”).  Unless defined elsewhere herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in the RPA.

PRELIMINARY STATEMENTS

SPE has requested that the Agent and the Purchasers amend certain provisions of the RPA; and

The Agent and the Purchasers are willing to amend the requested definition on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Amendments.

1.1.  Section 4.1 of the RPA is hereby amended and restated in its entirety to read as follows:

Section 4.1   Financial Institution Funding.  Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at a rate per annum equal to (a) the sum of  the LIBO Rate plus 2% per annum, or (b) the Base Rate plus 1%, in accordance with the terms and conditions hereof.  Until Seller gives notice to the Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions by Trust pursuant to the terms and conditions hereof shall be the Base Rate.  If the Financial Institutions acquire by assignment from Trust any Purchaser Interest pursuant to Article XIII, each Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

1.2.  Sections 9.1(f)(i) and (ii) of the RPA are hereby amended and restated in their entirety to read, respectively, as follows:

(i)  the three month rolling average Delinquency Ratio shall exceed 25% for the months of October through April, 14% for the month of May, or 12% at any other time;

(ii)  the three month rolling average Default Trigger Ratio shall exceed 6% for the months of October through April or 3.5% at any other time;

1.3.  The following new definition is hereby inserted in Exhibit I to the RPA in its appropriate alphabetical order:

“Commingling Reserve” means, on any date, an amount equal to the product of (a) 5% for the month ended April 30, 2009, and 11% for each month thereafter,  times (b) the Net Receivables Balance as of the close of business of the Servicer on such date.

1.4.  The following definitions in Exhibit I to the RPA are hereby amended and restated in their entirety to read, respectively, as follows:

“Aggregate Reserves” means, on any date of determination, the greater of (a) the sum of the Commingling Reserve, Loss Reserve, the Yield Reserve and the Dilution Reserve and (b) $12,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Base Rate in effect on such day, and (b) the sum of (i) the LIBO Rate for a one month Tranche Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (ii) 1.00%, provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, (iv) the date which is 10 Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement, and (v) August 19, 2009.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to the greater of (i) $1000 and (ii) interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 3.00% above the Alternate Base Rate.

“Dilution Ratio” means, at any time, a percentage equal to (i) the aggregate amount of Dilutions which occurred during the complete calendar month period then most recently ended, divided by (ii) the aggregate gross sales which occurred during the preceding calendar month.

“Facility Termination Date” means the earliest of (i) August 19, 2009, (ii)  the Liquidity Termination Date and (iii) the Amortization Date.

“LIBO Rate” means the rate per annum equal to the sum of (i) (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 2.50% per annum.  The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Liquidity Termination Date” means August 19, 2009.

“Purchase Limit” means $25,000,000.

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a)  if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one month or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement.  Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b)  if Yield for such Purchaser Interest is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day.  In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date.  The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

1.5.  The table in Schedule A to the RPA is hereby amended and restated in its entirety to read as follows:

Financial Institution	Commitment

JPMorgan Chase Bank, N.A.	$25,500,000

Section 2.  Representations and Warranties.  In order to induce the Agent and the Purchasers to enter into this Amendment, each of the Seller Parties hereby represents and warrants to the Agent and the Purchasers that (a) after giving affect to this Amendment each of such Person’s representations and warranties contained in Article V of the RPA is true and correct as of the date hereof, (b) the execution and delivery by such Person of this Amendment, and the performance of its obligations hereunder, are within its corporate or limited liability company, as applicable, powers and authority and have been duly authorized by all necessary corporate or limited liability company, as applicable, action on its part, and (c) this Amendment has been duly executed and delivered by such Person and constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.  Conditions Precedent. This Amendment shall become effective as of the date first above written upon (a) receipt by the Agent of counterparts of this Amendment duly executed by each of the parties hereto and (b) receipt by the Agent of counterparts of a fifth amendment and restatement of the Fee Letter, duly executed by the parties thereto, and payment of the Amendment Fee (as defined therein).

Section 4.  Miscellaneous.

        4.1.  Except as expressly modified hereby, the RPA remains unaltered and in full force and effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

        4.2.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

<signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

SUPERIOR COMMERCE LLC

By:  /s/  Melanie Housey
Name:  Melanie Housey
Title:  President

SCP DISTRIBUTORS LLC

By:   /s/  Mark W. Joslin
Name:  Mark W. Joslin
Title:  Vice Presidnet

JS SILOED TRUST

By:  JPMorgan Chase Bank, N.A., as Administrative Trustee

By:  /s/  Laura Chittick
Name:  Laura Chittick
Title:  Vice President

JPMORGAN CHASE BANK, N.A.,
    as a Financial Institution and as Agent

By:  /s/  Laura Chittick
Name:  Laura Chittick
Title:  Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 14 TO RECEIVABLES PURCHASE AGREEMENT]